Exhibit 99.1

RESOLUTE ENERGY CORPORATION ANNOUNCES RESULTS

FOR THE QUARTER ENDED SEPTEMBER 30, 2015

– Quarterly production averaged 12,439 Boe per day –

– Quarterly LOE of $17.75 per Boe, down 27% compared to 2014 –

– Quarterly cash-based G&A down 18% compared to 2014, to $3.91 per Boe –

– With improved liquidity, Resolute to restart horizontal drilling in the Delaware Basin –

Denver, Colorado – November 9, 2015 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today reported financial and operating results for the quarter and nine months ended September 30, 2015.

Nicholas J. Sutton, Resolute’s Chief Executive Officer, said: “We entered 2015, not unlike many of our peers, facing significant challenges.  Due to the hard work of our team and with the support of many of our stakeholders we have met these challenges and enter the fourth quarter in a much stronger position. We have substantially reduced costs across all of our business units, and we are exceeding guidance on both production and costs.  Since the beginning of 2015, we have completed approximately $100 million of asset sales, including the recently announced sale of our Powder River Basin assets. After the closing of the Powder River Basin sale, we had reduced borrowings under our bank facility in 2015 by $150 million.  We have also finalized the fall redetermination of the borrowing base under this facility, enhancing our near term liquidity position.  As such, we have achieved many of the corporate goals that we previously articulated for 2015. These accomplishments have put Resolute in a position to invest capital in our attractive Permian Basin assets and begin to put our company back on a path to grow shareholder value and further strengthen our balance sheet.

“As a first step, our board has approved a four-well horizontal development drilling program in the Reeves County portion of the Delaware Basin.  We expect to spud the first well of this program, a 7,500-foot Wolfcamp A lateral, in mid November, followed by three additional Wolfcamp wells.

“We continue to work on several strategic initiatives, including the potential sale of our Gardendale property and possible monetization of certain midstream assets.  If we are successful in completing these initiatives, we could be in a position to further accelerate Delaware Basin development.  We believe the Reeves County project has attractive economics and will provide Resolute a path to achieve long-term financial health and maximize asset value.

“Turning to third quarter operational and financial performance, production was 12,439 barrels of oil equivalent (“Boe”) per day for the quarter ended September 30, 2015, effectively flat compared to the same quarter in 2014.  This is noteworthy given our constrained capital program and is attributable to the strength of our 2014 horizontal drilling program in the Permian Basin and the continued stable production from our long-lived assets.  Operating costs declined 27 percent during the third quarter ended September 30, 2015, to $17.75 per Boe compared to $24.31 per Boe for the same period in 2014.  Cash-based general and administrative expense was $3.91 per Boe for the third quarter of 2015 compared to $4.74 per Boe for the same period in 2014, a decline of eighteen percent.

“The entire Resolute team has contributed to our meaningful strides in improving the balance sheet, preserving liquidity, reducing costs and maintaining production.  We look forward to restarting our drilling program in the Permian Basin and getting back to work.”

Operations Update

Permian Basin

In the third quarter, production from the Permian Basin assets averaged 4,644 Boe per day compared to 4,640 Boe per day in the same period last year. Through the first three quarters of 2015, production has averaged 5,194 Boe per day compared to 4,527 Boe per day last year, a fifteen percent increase. The prior year results have not been reduced to reflect the sale of our Howard and Martin County assets in May 2015, making the production growth even more impressive.  In addition to the sale of properties, current period production experienced normal production declines on wells in the Permian Basin, leading to lower sequential production volumes in the third quarter.

During the third quarter of 2015, we reported our lowest quarterly lease operating expense since we acquired Gardendale operations in the second quarter of 2013.  This represents a dramatic 52 percent reduction in our Permian Basin operating cost per Boe as compared to the third quarter of 2014.  We anticipate that the majority of these reductions are sustainable and are not just a product of the current market conditions.  Our Permian Basin teams have become very efficient, and their efforts will serve us well as these assets continue to provide significant growth potential for the Company.

With respect to the four-well Reeves County Wolfcamp drilling program, our initial plans are to drill two 7,500-foot horizontal wells in our Mustang project area first.  The AFE for each of these wells is approximately $9.6 million, and our average working interest in each well is approximately 55 percent.  Based on our current type curves, we expect each of our Mustang horizontal wells to have an EUR of approximately 1,000 MBoe. After drilling two wells in the Mustang area, we anticipate that we will move the rig to our Appaloosa project area where our focus would be on drilling two 10,000-foot horizontal Wolfcamp wells.

Aneth Field

Aneth operations highlights for third quarter remain consistent with prior quarters.  The objective in Aneth is to maintain production while significantly reducing lease operating expense (“LOE”).  Production for Aneth remained strong at 6,191 Boe per day for the third quarter, down 116 Boe per day, or two percent, from the previous quarter and 144 Boe per day, or two percent, lower than the same quarter a year ago.  Production was affected by natural declines, as well as some operational considerations, including a modestly higher number of down wells and downtime associated with facilities upgrades taking place in the Aneth Unit.

Capital projects for the quarter were minimal, with most of the capital expenditure attributable to purchase of CO2 and completion of improvements to well testing facilities in the Aneth Unit. Capital projects remaining for the year include construction of another phase of power infrastructure in preparation for future projects and improved reliability. Depending on permit timing, these projects should start in fourth quarter of this year.

Work continues on the evaluation and design of future development opportunities, including the Desert Creek IIC subzone, CO2 injection in McElmo Creek Unit, CO2 injection in Ratherford Unit and sidetracks, laterals and infill drilling opportunities in all three units.

Third Quarter and Nine-Month Comparative Results

Resolute recorded a net loss of $182.8 million, or $2.44 per share, on revenue, exclusive of commodity derivative settlements, of $36.6 million during the three months ended September 30, 2015. The loss included a non-cash impairment charge of $198.0 million.  This compares to net income of $15.0 million, or $0.20 per share, on revenue, exclusive of commodity derivative settlements, of $84.1 million during the three months ended September 30, 2014.

For the nine months ended September 30, 2015, Resolute recorded a net loss of $650.1 million or $8.69 per share, on revenue of $126.1 million, exclusive of commodity derivative settlements.   The loss included a non-cash impairment charge of $628.0 million. This compares to a net loss of $4.7 million, or $0.06 per share, on revenue, exclusive of commodity derivative settlements, of $263.4 million during the nine months ended September 30, 2014.

Third Quarter and Nine Months 2015 Results Compared to

Third Quarter and Nine Months 2014 Results

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	($ thousands, except per-Boe amounts)		($ thousands, except per-Boe amounts)
Production (MBoe):
Aneth	570	583	1,719	1,706
Permian	427	427	1,418	1,236
Wyoming	147	154	453	471
North Dakota[1]	—	—	—	5
Total production	1,144	1,164	3,590	3,418

Daily rate (Boe)	12,439	12,651	13,151	12,520

Revenue per Boe (excluding commodity derivative settlements)	$32.00	$72.26	$35.14	$77.07
Revenue per Boe (including commodity derivative settlements)	$53.31	$67.95	$53.68	$72.08

Revenue	$36,617	$84,102	$126,146	$263,439
Commodity derivative settlements	24,386	(5,009)	66,564	(17,062)
Revenue, including derivative settlements	61,003	79,093	192,710	246,377

Operating expenses:
Lease operating expense	$20,469	$28,490	$60,241	$86,534
Production and ad valorem taxes	5,431	10,091	17,717	30,704
Depletion, depreciation, amortization and asset retirement obligation accretion	21,900	32,980	80,414	96,513
Impairment of proved oil and gas properties	198,000	—	628,000	—
General and administrative expense	7,329	9,823	22,170	28,963
Restricted cash awards	355	—	702	—

Net income (loss)	$(182,769)	$14,966	$(650,098)	$(4,702)

Adjusted EBITDA	$30,441	$35,198	$100,779	$112,036

1 North Dakota properties were disposed of in March 2014.

Adjusted EBITDA (a non-GAAP measure): During the third quarter of 2015, Resolute generated $30.4 million of Adjusted EBITDA, or $26.60 per Boe, a fourteen percent decrease from the prior year period during which Resolute generated $35.2 million of Adjusted EBITDA, or $30.24 per Boe. The decrease in Adjusted EBITDA resulted primarily from decreased commodity pricing ($32.00 per Boe in 2015 compared to $72.26 per Boe in 2014) offset by commodity derivative settlement gains and cost reductions.

During the first nine months of 2015, Resolute generated $100.8 million of Adjusted EBITDA, or $28.07 per Boe, a ten percent decrease from the prior year period during which Resolute generated $112.0 million of Adjusted EBITDA, or $32.78 per Boe. The decrease in Adjusted EBITDA resulted primarily from decreased commodity pricing ($35.14 per Boe in 2015 compared to $77.07 per Boe in 2014) offset by commodity derivative settlement gains and cost reductions.

Production:  Production for the quarter ended September 30, 2015, decreased two percent to 1,144 MBoe, or 12,439 Boe per day, as compared to 1,164 MBoe, or 12,651 Boe per day, during the third quarter of 2014. Production for the nine months ended September 30, 2015, increased five percent to 3,590 MBoe, or 13,151 Boe per day, as compared to 3,418 MBoe, or 12,520 Boe per day, for the nine months in 2014.

Third quarter 2015 production from the Company’s Aneth Field properties decreased two percent to 6,191 Boe per day as compared to the 6,335 Boe per day produced in the third quarter of 2014, and decreased two percent from the 6,307 Boe per day produced during the second quarter of 2015. During the first nine months of 2015, production increased one percent to 6,296 Boe per day from the 6,250 Boe per day during the first nine months of 2014.

Production from the Company’s Permian Basin properties increased to 4,644 Boe per day, as compared to the 4,640 Boe per day produced in the third quarter of 2014, and decreased seventeen percent from the 5,566 Boe per day produced during the second quarter of 2015.  During the first nine months of 2015 production increased fifteen percent to 5,194 Boe per day from the 4,527 Boe per day during the first nine months of 2014. The increases from the comparable prior year period were attributable to the Company’s drilling and completion activity in the area, whereas the decrease from the prior quarter was attributable to property sales and to natural production declines as a result of reduced drilling activity in the third quarter of 2015.

Wyoming production during the third quarter decreased four percent to 1,604 Boe per day from the 1,677 Boe per day produced in the third quarter of 2014, and decreased three percent from the 1,655 Boe per day produced during second quarter of 2015.  During the first nine months of 2015 production decreased four percent to 1,661 Boe per day from the 1,723 Boe per day produced during the first nine months of 2014.  The decrease in production from the prior periods is the result of natural production declines, unplanned well work and temporary shut-downs due to plant maintenance by the third party gatherer and processor of our gas production.

Revenue:  During the third quarter of 2015 Resolute realized a 23 percent decrease in adjusted revenue (revenue including commodity derivative settlements) as compared to the prior year quarter due to decreased commodity prices offset by derivative settlement gains.  Total adjusted revenue for the quarter was $61.0 million, including the effect of commodity derivative settlement gains of $24.4 million.  During the third quarter of 2014 Resolute had total adjusted revenue of $79.1 million, including commodity derivative settlement losses of $5.0 million (including $2.3 million paid to restructure or terminate certain 2014 commodity derivative contracts).

During the first nine months of 2015, Resolute realized a 22 percent decrease in adjusted revenue as compared to the first nine months of 2014, due to decreased commodity prices partially offset by derivative settlement gains and increased production. Total adjusted revenue for the nine months ended September 30, 2015, was $192.7 million, including realized commodity derivative settlement gains of $66.6 million. For the nine months ended September 30, 2014, Resolute had total adjusted revenue of $246.4 million, including commodity derivative settlement losses of $17.1 million (including $2.3 million paid to restructure or terminate certain 2014 commodity derivative contracts).

Operating Expenses:  For the third quarter of 2015, total LOE decreased 28 percent to $20.5 million, or $17.89 per Boe, as compared to third quarter 2014 LOE of $28.5 million, or $24.48 per Boe.  Excluding share-based compensation, total LOE per Boe decreased 27 percent to $17.75 per Boe, as compared to third quarter 2014 LOE per Boe of $24.31 per Boe.  The decrease was mainly attributable to operational efficiencies and targeted cost reductions.  Sequentially, total LOE increased five percent from $19.4 million, or $15.77 per Boe.  Total production taxes decreased by $4.7 million, or 46 percent, to $5.4 million (fifteen percent of revenue) from $10.1 million in 2014 (twelve percent of revenue). Production taxes also decreased on a Boe basis to $4.75 per Boe in 2015 from $8.67 per Boe in 2014 due to decreased revenue from oil and gas activities, which resulted from lower product prices.

For the first nine months of 2015, total LOE decreased thirty percent to $60.2 million, or $16.78 per Boe, from 2014 LOE of $86.5 million, or $25.32 per Boe. Excluding share-based compensation, total LOE per Boe decreased 34 percent to $16.63 per Boe, as compared to the first nine months of 2014 LOE per Boe of $25.14 per Boe. Total production taxes decreased by $13.0 million, or 42 percent, to $17.7 million (fourteen percent of revenue) as compared to $30.7 million (twelve percent of revenue), and decreased on a Boe basis to $4.93 per Boe in 2015 from $8.98 per Boe in 2014.

For the third quarter of 2015, depletion, depreciation, amortization and accretion (“DD&A”) expenses decreased 34 percent to $21.9 million as compared to the third quarter of 2014 DD&A expenses of $33.0 million.  DD&A expenses also decreased on a Boe basis to $19.14 per Boe in 2015 from $28.34 per Boe in 2014 due to a decrease in the 2015 amortization base resulting from the $550 million in ceiling test impairments recorded during the period from October 1, 2014, through June 30, 2015, and a reduction in future development costs as a result of lower commodity prices.

For the first nine months of 2015, DD&A expenses decreased seventeen percent to $80.4 million as compared to the first nine months of 2014 expenses of $96.5 million. DD&A expenses also decreased on a Boe basis to $22.40 per Boe in 2015 from $28.24 per Boe in 2014.  The reason for the nine-month decrease was substantially the same as that discussed for the quarterly decrease offset by a five percent increase in production.

Pursuant to full cost accounting rules, we perform a ceiling test each quarter on our proved oil and gas assets.  We recorded a $198 million and $628 million non-cash impairment of the carrying value of our proved oil and gas properties during the three and nine months ended September 30, 2015, respectively, as a result of the ceiling test limitation.  No impairment was recorded during the three and nine months ended September 30, 2014.  The 2015 impairments resulted primarily from lower realized oil prices.

General and Administrative Expense:  Resolute incurred cash-based general and administrative (“G&A”) expense for the third quarter of 2015 of $4.5 million or $3.91 per Boe in 2015,

compared to $5.5 million, or $4.74 per Boe in the comparable 2014 period.  Share-based compensation expense, a non-cash item, represented $2.8 million for the third quarter of 2015 and $4.3 million for the third quarter of 2014.  Including non-cash expenses, Resolute incurred G&A expense for the third quarter of 2015 of $7.3 million as compared to G&A expense of $9.8 million during the comparable period in 2014.  The decrease is mostly attributable to targeted cost reductions associated with salaries, wages and burdens.

Cash-based G&A expense for the first nine months of 2015 was $13.7 million or $3.82 per Boe, compared to $17.7 million, or $5.19 per Boe in the comparable 2014 period. Share-based compensation expense represented $8.5 million for the first nine months of 2015 and $11.3 million for the first nine months of 2014. Including non-cash expenses, G&A expense for the first nine months of 2015 was $22.2 million as compared to G&A expense of $29.0 million during the first nine months of 2014 due to the reasons noted above.

Restricted Cash Awards:  Restricted cash award expense was $0.4 million for the third quarter and $0.7 million for the first nine months 2015. There was no related expense during 2014. On a per-unit basis, restricted cash award expense was $0.31 per Boe and $0.20 per Boe in the third quarter and first nine months of 2015, respectively.  The 2015 expense is a result of the grants of time- and performance-based restricted cash awards under our long-term incentive program.  The time-based awards will vest and be expensed ratably over three years.  The performance-based awards will vest ratably over three years but their fair value will be remeasured at each period-end over their ten-year life.

Capital Expenditures:  During the quarter ended September 30, 2015, Resolute incurred oil and gas related capital expenditures of approximately $7.2 million, excluding customary purchase price adjustments related to divestitures of $0.3 million and capitalized interest of $0.5 million. During the first nine months of 2015, Resolute incurred oil and gas related capital expenditures of approximately $37.5 million, excluding divestitures of $42.4 million and capitalized interest of $5.5 million.  These capital investments were directed principally toward completion projects in the Permian Basin and the Company’s ongoing tertiary recovery projects in Aneth Field.

Liquidity and Capital Resources: Outstanding indebtedness at September 30, 2015, consisted of $140 million in revolving credit facility debt, $198.6 million of the second lien term loan and $400 million of senior notes.  The borrowing base under the revolving credit facility at September 30, 2015 was $260 million. Subsequently, the fall borrowing base redetermination was completed, reflecting a reduction of $15 million attributable to the Powder River Basin assets sold. The current borrowing base is set at $165 million.  Pro forma for the sale and the application of the net proceeds thereof to debt repayment, revolving credit facility debt was $85 million at September 30, 2015.

RESOLUTE ENERGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

($ in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue:
Oil	$32,027	$75,359	$111,910	$235,884
Gas	3,678	6,273	10,908	20,434
Natural gas liquids	912	2,470	3,328	7,121
Total revenue	36,617	84,102	126,146	263,439
Operating expenses:
Lease operating	20,469	28,490	60,241	86,534
Production and ad valorem taxes	5,431	10,091	17,717	30,704
Depletion, depreciation, amortization, and asset retirement obligation accretion	21,900	32,980	80,414	96,513
Impairment of proved oil and gas properties	198,000	—	628,000	—
General and administrative	7,329	9,823	22,170	28,963
Restricted cash awards	355	—	702	—
Total operating expenses	253,484	81,384	809,244	242,714
Income (loss) from operations	(216,867)	2,718	(683,098)	20,725
Other income (expense):
Interest expense, net	(16,307)	(7,841)	(43,318)	(23,214)
Commodity derivative instruments gain (loss)	50,399	27,450	54,043	(2,648)
Other income (loss)	6	6	(79)	15
Total other income (expense)	34,098	19,615	10,646	(25,847)
Income (loss) before income taxes	(182,769)	22,333	(672,452)	(5,122)
Income tax benefit (expense)	—	(7,367)	22,354	420
Net income (loss)	$(182,769)	$14,966	$(650,098)	$(4,702)
Net income (loss) per common share:
Basic and diluted	$(2.44)	$0.20	$(8.69)	$(0.06)
Weighted average common shares outstanding:
Basic	74,857	73,886	74,789	73,758
Diluted	74,857	74,050	74,789	73,758

Reconciliation of Net Income (Loss) to Adjusted EBITDA

In this press release, the term “Adjusted EBITDA” is used.  Adjusted EBITDA is a non-GAAP financial measure and is equivalent to earnings before interest, income taxes, depreciation, depletion, amortization and accretion expenses, stock-based compensation, mark-to-market commodity derivative gain (loss), gains and losses on the sale of assets, change in derivative fair value and ceiling write-down of oil and gas properties.  Resolute’s management believes Adjusted EBITDA is an important financial measurement tool that facilitates comparison of our operating performance, and provides information about the Company’s ability to service or incur indebtedness and pay for its capital expenditures.  This information differs from measures of performance determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.  This measure is not necessarily indicative of operating profit or cash flow from operating activities as determined under GAAP and may not be equivalent to similarly titled measures of other companies.  The table below reconciles Resolute’s net income (loss) to Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	($ in thousands)		($ in thousands)
Net income (loss)	$(182,769)	$14,966	$(650,098)	$(4,702)
Adjustments:
Interest expense, net	16,307	7,841	43,318	23,214
Income tax (benefit) loss	—	7,367	(22,354)	(420)
Depletion, depreciation, amortization and asset retirement obligation accretion	21,900	32,980	80,414	96,513
Impairment of proved oil and gas properties	198,000	—	628,000	—
Stock-based compensation	3,016	4,503	8,978	11,845
Mark-to-market (gain) loss	(26,013)	(32,459)	12,521	(14,414)
Total adjustments	213,210	20,232	750,877	116,738
Adjusted EBITDA	$30,441	$35,198	$100,779	$112,036

Earnings Call Information

Resolute will host an investor call on November 10, 2015, at 4:30 PM ET. To participate in the call please dial (888) 349-0084 from the United States, or (855) 669-9657 from Canada or (412) 902-4284 from outside the U.S. and Canada.  The conference call I.D. number is 10075363. Participants should dial in five to ten minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call will be available through November 17, 2015, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from outside the U.S.  The conference call I.D. number is 10075363.

Cautionary Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements.  Such forward looking statements include statements regarding our production and cost guidance for 2015; anticipated capital expenditures in 2015; anticipated lease operating expenses and general and administrative expenses (including any improvement or future sustainability thereof); our financial condition and management of the Company in the current commodity price environment; future financial and operating results; liquidity and availability of capital; future infrastructure and other capital projects; future production, reserve growth and decline rates; estimates of original oil in place, resource potential, production rates, decline rates and estimated ultimate recoveries of oil and gas (EUR); our intention to evaluate and pursue delevering and liquidity enhancing transactions, including financial structures, joint ventures and asset sales; our plans and expectations regarding our development activities including drilling, deepening, recompleting, fracing and refracing wells, the number of such potential projects, locations and productive intervals, the anticipated timing, cost and rate of return of such activities, and the EURs and resource potential of such projects; and the prospectivity of our properties and acreage.  Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release.  Such risk factors include, among others:  currently depressed commodity prices; the volatility of oil and gas prices including the price realized by Resolute for the oil and gas it sells; inaccuracy in reserve estimates and expected production rates; potential write downs of the carrying value and volumes of reserves as a result of low commodity prices; the discovery, estimation, development and replacement by Resolute of oil and gas reserves and the risks associated with the potential writedown of reserves; the future cash flow, liquidity and financial position of Resolute; Resolute’s level of indebtedness and our ability to fulfill our obligations under the senior notes, our credit facility, our second lien facility and any additional indebtedness that we may incur; potential borrowing base reductions under our credit facility; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; the availability of additional capital and financing, including the capital needed to pursue our drilling and development plans for our properties, on terms acceptable to us or at all; the effectiveness of Resolute’s CO2 flood program; uncertainty surrounding timing of identifying drilling locations and necessary capital to drill such locations; the potential for downspacing, infill or multi-lateral drilling in the Permian Basin or obstacles thereto; the timing of issuance of permits and rights of way; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling on our properties; potential delays in the completion, commissioning and optimization schedule of Resolute’s facilities construction projects or any potential breakdown of such facilities; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; timing of installation of gathering and processing infrastructure in new areas of development, including Resolute’s dependence on third parties for such items; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; anticipated supply of CO2, which is currently sourced exclusively under a contract with Kinder Morgan CO2 Company, L.P.; potential delays in the upgrade of third-party electrical infrastructure serving Aneth Field and potential power supply limitations; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; government regulation and taxation of the oil and gas industry, including the potential for increased regulation of underground injection and fracing operations; risks and uncertainties associated with horizontal drilling and completion techniques; the availability of water and our ability to adequately treat and dispose of water during and after drilling and completing wells; changes in derivatives regulation; developments in oil-producing and gas-producing countries; Resolute’s relationship with the Navajo Nation and the local communities in the areas in which Resolute operates; and the success of strategic plans, expectations and objectives for future operations of Resolute.  Actual results may differ materially from those contained in the forward looking statements in this press release.  Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  You are encouraged to review “Cautionary Note Regarding Forward Looking Statements” and “Item 1A - Risk Factors” and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2014, and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations.  All forward-looking statements are qualified in their entirety by this cautionary statement.  Finally, production rates, including 24 hour and 30 day IP rates, for both our wells and for wells that are operated by others are limited data points in each well’s productive history.  Also, different operators have different operating philosophies, particularly early in the life of a well.  Finally, the way we calculate and report 24 hour and 30 day IP rates and the methodologies used by others may not be consistent, thus the values reported may not be directly and meaningfully comparable.  As a result, these metrics may not be indicative or predictive of future production rates, EUR or economic rates of return from such wells and should not be relied upon for such purpose. You are urged to consider closely the disclosure in Resolute’s Annual Report on Form 10- K filed on March 5, 2015, in particular the factors described under “Risk Factors.”

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids focused, long-lived onshore U.S. opportunities. Resolute’s properties are located in the Paradox Basin in Utah and the Permian Basin in Texas and New Mexico.

# # #

Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com